UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A (No. 1)

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2012

GENESIS BIOPHARMA, INC
(EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

NEVADA	000-53172	75-3254381
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION)

11500 Olympic Boulevard, Suite 400, Los Angeles CA 90064

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (866) 963-2220

N/A

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 21, 2012, we appointed Hans E. Bishop age 47 as Executive Chairman of our Board of Directors. Mr. Bishop has previously served as a member of our Board of Directors since January 2012. Concurrent with Mr. Bishop’s appointment, Anthony J. Cataldo the Company’s Executive Chairman resigned as Chairman and will maintain his positions as a member of our board and executive officer.

Mr. Bishop served as the Chief Operating Officer of Dendreon Corporation from January 2009 until September 2010.  Prior to that, from December 2006 to January 2009, Mr. Bishop was with Bayer Healthcare AG, where he served as President of the Specialty Medicine business unit which included responsibility for a portfolio of Oncology, Neurology, Ophthalmology and Haematology products.  Before joining Bayer Healthcare, Mr. Bishop was Senior Vice President, Global Commercial Operations for Chiron Corporation from 2004 to 2006, and Vice President of Global Operations for Sonera Zed Ltd. from 2000 until 2004.  From 1995 to 2000, Mr. Bishop was with SmithKline Beecham where he held a number of positions, including Director of European Business Development and Strategy and Managing Director of SB UK Pharmaceuticals.  From 1988 until he joined SmithKline Beecham in 1995, Mr. Bishop was with Glaxo Wellcome PLC, where he served as in various commercial roles.  Mr. Bishop earned his B.S. in Chemistry from Brunel University in London.

Mr. Bishop has not been appointed to serve as a member of any committees of our Board and we have no compensation arrangements with Mr. Bishop beyond monthly director fees of $3,000 per month at the present time, however we anticipate entering into additional compensation arrangements with Mr. Bishop.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is included as part of this report.

99.1	Press Release issued by the Company March 22, 2012 announcing Hans Bishop’s appointment as the Company’s Executive Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

Date: March 22, 2012	By:	/s/ Michael Handelman
Chief Financial Officer